                                   EXHIBIT 2.4

                           AGREEMENT FOR THE PURCHASE

                              OF CERTAIN ASSETS OF

                        ULTIMATE SPORTS PUBLISHING, INC.

                                 BY AND BETWEEN

                       NATIONAL PUBLISHER SERVICES, INC.,

                                       AND

                          INTERNET SPORTS NETWORK, INC.

                           AGREEMENT FOR THE PURCHASE

                              OF CERTAIN ASSETS OF

                        ULTIMATE SPORTS PUBLISHING, INC.

                                 BY AND BETWEEN


                       NATIONAL PUBLISHER SERVICES, INC.,
                               AN IOWA CORPORATION
                                  (AS "SELLER")

                                       AND

                          INTERNET SPORTS NETWORK, INC.
                              A FLORIDA CORPORATION
                                  (AS "BUYER")

                              ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT ("Agreement"), is dated as of July 1, 1999, (the "execution date") by and between National Publisher Services, Inc., an Iowa corporation ("NPS" or "Seller") and Internet Sports Network, Inc., a Florida corporation ("Buyer") with respect to the following:

                                   R E C I T A L S

         A. Seller is the owner of certain assets of Ultimate Sports Publishing, a division of Seller ("USP").

         B. Buyer desires to purchase certain assets of USP from Seller and Seller desires to sell certain assets of USP to Buyer on the terms and subject to the conditions of this Agreement.

                                      AGREEMENT

         NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained in this Agreement, the parties hereto agree as follows:

         1.       ASSETS TO BE TRANSFERRED.

                  On the Closing Date, Sellers shall sell, assign and transfer to Buyer certain assets of Seller described in EXHIBIT "A" and incorporated herein by this reference as if set forth in full (the "Assets").

         2.       PRICE AND TERMS.

                  2.1 PURCHASE PRICE. Buyer shall remit to Seller, as and for the purchase price of the Assets, the following consideration:

                           a. 125,000 shares of Common stock of Buyer equal
in value to eight hundred fifty thousand dollars ($850,000.00) (the "Shares"). The Shares shall be delivered to Buyer over a two year period commencing within ten days of the Closing Date or July 11, 1999. On each of July 11, 1999, October 11, 1999, January 11, 2000, April 11, 2000, July 11,
2000, October 11, 2000, January 11, 2001 and April 11, 2001 a certificate representing 15,625 Shares, a proxy and a stock power shall be delivered to Seller. The Shares shall be issued immediately upon the execution of this Agreement and delivered to counsel for Buyer, Horwitz & Beam. The delivery of the Shares shall be subject to an escrow agreement by and between Buyer and Seller outlining the conditions of the release of the certificates, a form of which is attached hereto as EXHIBIT "B" (the "Escrow Agreement"). Concurrently with the execution of this Agreement, Seller shall execute 7 blank irrevocable stock powers with medallion guaranteed signatures and 7 irrevocable proxies to be held by Horwitz & Beam and released to Seller according to the terms of the Escrow Agreement. The form of stock power and proxy is attached hereto as EXHIBIT "C".

                           b. eight hundred sixty thousand dollars
($860,000.00) in cash due and payable to Seller from Buyer upon the execution of this Agreement. Buyer and Seller further acknowledge that certain funds will change hands on the Closing Date as related to certain deposits and prepaid expenses pertaining to the 1999 football publications.

                  2.2 TRANSACTION TAXES AND OTHER CLOSING COSTS. Any sales, use or similar transfer taxes, and any transfer, recording or similar fees and charges arising in connection with the transfer of the Assets from Seller to Buyer shall be borne by the party incurring such costs. Each party shall bear their own costs and expenses related to the closing including, but not limited to fees of legal counsel, accountants and other consultants or representatives incurred in connection with the transactions contemplated herein.

                  2.3 COMMISSIONS AND BROKERAGE FEES. All brokerage fees and finder's fees shall be borne by the Party incurring such fees.

         3.       REPRESENTATIONS AND WARRANTIES BY SELLER

                  Seller represents and warrants the following:

                  3.1 DUE DILIGENCE DOCUMENTS. Seller has delivered to Buyer copies of the books and records related to the Assets material to the transaction and as requested by Buyer (the "Due Diligence Documents"). The Due Diligence Documents delivered by Seller are complete and accurate and fairly present the information provided. If such information includes financial statements, these financial statements have been prepared in a manner consistent with prior periods and reflect all material assets, liabilities and changes in capital.

                  3.2 ACCOUNTS RECEIVABLE. Seller represents that any and all accounts receivable transferred as part of the Assets as of the date hereof and at Closing that arose in the ordinary course of business of USP, represent valid obligations due to the USP, and have been or are collectible in the ordinary and usual course of business of USP in their aggregate recorded amounts in accordance with their terms.

                  3.3 CONTRACTS. Seller represents and warrants that it has delivered to Buyer copies of all the following contracts, understandings, commitments and agreements which are being transferred as part of the Assets. Seller represents that there are no other contracts, understandings, commitments and agreements to which pertain to the Assets that have not been disclosed to Buyer:

                           (a)      Oral or written contracts, understandings
or commitments, whether in the ordinary course of business or not, involving a present or future obligation to deliver goods or services;

                           (b)      Bonus, incentive or deferred
compensation, profit sharing, pension, vacation, group insurance or employee welfare plans of any nature whatsoever;

                           (c)      Collective bargaining agreements or other
contracts or commitments to or with any labor union, employee representative or group of employees;

                           (d)      Employment contracts, and all other
contracts, agreements or commitments (whether written or oral) to or with individual employees, agents or representatives, for a period in excess of thirty days, identifying the individual and his position;

                           (e)      Oral or written contracts, understandings
or commitments regarding the Assets which require the consent of any party thereto to the consummation of the transactions contemplated by the Agreement;

                           (f)      Contracts, agreements or commitments
which restrict the ability of Sellers to carry on its business anywhere in the world; and

                           (g)      Any other contract or commitment which is
or may be material to the use of the Assets by Buyer.

To the best of Seller's knowledge there has not been any material default in any obligation to be performed by USP or Seller in connection with the Assets under any contract, commitment or agreement which default could adversely affect the Assets in a material manner, and Seller has not waived any right under any such contract, commitment or agreement so as to adversely affect the Assets. Seller acknowledges that any contract, commitment, understanding or agreement that has not been disclosed to Buyer and which is not related to the business of the Company shall remain the obligation of the Seller insofar as it does not relate to the Assets transferred herein.

                  3.4 TRADEMARKS, LICENSES, ETC. Seller represents and warrants that it has delivered a list of all trademarks, trade names, trademark licenses, service marks, patents, patent applications therefor, franchises, licenses, copyrights authorizations, product registrations being transferred as part of the Assets (hereinafter "licenses and other rights"). Seller represents and warrants that it is the owner of all licenses and other rights being transferred hereby and that such licenses and other rights are not the subject of any lien or encumbrance preventing their transfer to Buyer.

                  3.5 LITIGATION. There is no actual or threatened litigation, action, proceeding, claim, complaint, accusation, or governmental investigation pending or threatened, nor is there basis for any against or affecting the Assets. To the best of Seller's knowledge, there is no outstanding order, judgment or award by any court, arbitrator or governmental body against or affecting the Assets.

                  3.6 INSURANCE. Seller represents and warrants that it has delivered a list of all full force and effect fire, liability and other insurance insuring the Assets, in amounts and against such losses and risks as are therein set out, and represent and warrant that these policies for such insurance as is shown to be in effect on the date of this Agreement will be outstanding and duly in force on the Closing Date.

                  3.7 INDEBTEDNESS AND GUARANTIES. Seller represents and warrants that they have delivered a full list, including the names of the parties thereto and summary description of the terms thereof, of all debt instruments, loan agreements, indentures, guaranties or other obligations, whether written or oral, relating to indebtedness for borrowed money, money loaned to others or the performance of any obligation secured by or secured in part by the Assets. Seller represents and warrants that all such obligations except those assumed by Buyer as indicated in EXHIBIT "D" shall remain the sole and complete obligation of Seller and that Seller shall indemnify and defend Buyer from any and all obligations thereunder.

                  3.8 TAXES. The Company has duly filed all required federal, state, local, foreign and other tax returns, notices and reports (including, but not limited to, income, property, sales, use, franchise, capital stock, excise, added value, employees' income withholding, social security and unemployment tax returns) required to be filed in connection with the Assets.

                  3.9 DUE AUTHORIZATION AND VALIDITY OF AGREEMENT. Seller has all requisite power and authority to enter into this Agreement, to sell and convey the Assets and to carry out the other provisions and conditions hereof. This Agreement has been duly authorized, executed and delivered by Seller and constitutes a valid and legally binding agreement of Seller enforceable in accordance with its terms.

                  3.10 FULL DISCLOSURE. No representation or warranty of Seller made in this Agreement, nor any written statement furnished by Seller pursuant hereto, or in connection with the transactions contemplated hereby, heretofore furnished to Buyer by Seller, contains or will contain any untrue statement of a material fact which affects the business of financial condition of the Company or Seller, or omits or will omit to state a material fact necessary to make the statements or facts contained herein or therein not misleading.

                  3.12 INVESTMENT REPRESENTATIONS. Seller acknowledges that the Shares are restricted securities" (as such term is defined under the Securities Act of 1933), that the certificates representing this Shares will include a restrictive legend, and, except as otherwise set forth in this Agreement, that the Shares cannot be sold unless registered with the United States Securities and Exchange Commission ("SEC") and qualified by appropriate state securities regulators, or unless Seller obtains written consent from Buyer and otherwise complies with an exemption from such registration and qualification. Seller further represents and warrants that:

                  a. Seller has adequate means of providing for current needs and contingencies, has no need for liquidity in the Shares, and is able to bear the economic risk of an investment in the Shares of the size contemplated. Seller represents that Seller is able to bear the economic risk of the investment and at the present time could afford a complete loss of such investment. Seller has had a full opportunity to inspect the books and records of the Buyer and to make any and all inquiries of Buyer's officers and directors regarding Buyer as Seller has deemed appropriate.

                  b. Seller is an "Accredited Investor" as that term is defined in Regulation D of the Act or Seller, either alone or with Seller's professional advisers who are unaffiliated with, have no equity interest in and are not compensated by Buyer or any affiliate or selling agent of Buyer, directly or indirectly, has sufficient knowledge and experience in financial and business matters that Seller is capable of evaluating the merits and risks of an investment in the Shares and of making an informed investment decision with respect thereto and have the capacity to protect Seller's interests in connection with Seller's proposed investment in the Shares.

                  c. Seller is acquiring the Shares solely for Seller's own account as principal, for investment purposes only and not with a view to the resale or distribution thereof, in whole or in part, and no other person or entity has a direct or indirect beneficial interest in such Shares.

                  d. Seller will not sell or other-wise transfer the Shares without registration under the Act or an exemption therefrom and fully understands and agrees that Sellers must bear the economic risk of the investment in the Shares-for an indefinite period of time because, among other reasons, the Shares have not been registered under the Act or under the securities laws of any state and, therefore, cannot be resold, pledged, assigned or other-wise disposed of unless they are subsequently registered under the Act and under the applicable securities laws of such states or unless an exemption from such registration is available.

                  e. Seller understands that Buyer is under no obligation to register the Shares on Seller's behalf or to assist Seller in complying with any exemption from registration under the Act, except as set forth herein.

                  f. Seller understands it is purchasing the Shares without being furnished any offering literature or prospectus other than any specific information which Seller may have requested that Buyer provide Seller.

         4.   REPRESENTATIONS AND WARRANTIES BY BUYER.

                  4.1 ORGANIZATION AND CAPACITY. Buyer is an corporation with legal capacity to enter into this Agreement under the laws under the State of Florida.

                  4.2 AUTHORITY. The execution of this Agreement by Buyer, its delivery to Seller and the performance of its terms has been fully authorized by those individuals required to do so, and no further action will be necessary on its part to make this Agreement valid and binding upon Buyer in accordance with its terms.

         5.   AGREEMENTS BY SELLER.

                  5.1 NOTICES AND APPROVALS. Buyer and Sellers agree to cooperate in giving all notices to third parties and obtaining all consents, approvals, permits and authorizations which may be necessary in connection with this Agreement and the consummation of the transactions contemplated herein.

                  5.2 PERSONAL SERVICES AGREEMENTS. As a condition of this Agreement, Seller has agreed to provide the services of Robert McIlwain, Nick Russo and O'Neill Creative Enterprises, Inc. (the "Service Providers") to Buyer. In connection with this, Buyer and Seller has approved the terms of such personal services agreement of which executed copies are being delivered concurrently herewith. Seller agrees that it will do nothing to dissuade any of the Service Providers to enter into the Personal Services Agreements nor will it terminate, lay off or transfer any such Service Providers without the prior written consent of Buyer during the terms of the Personal Service Agreements. The Personal Service Agreements are attached hereto as EXHIBIT "E" and incorporated herein by this reference. Seller understands and acknowledges that the continued requirement of Buyer to deliver the Shares pursuant to the schedule set forth in this Agreement is subject to the Robert McIlwain providing continued services to Buyer.

                  5.3 CIRCULATION/OVERHEAD AGREEMENT. As a condition to this Agreement, Seller and Buyer have entered into a Circulation/Overhead Agreement, the form of which is attached hereto as EXHIBIT "F" wherein Seller will provide Buyer will certain marketing and publishing services. Seller understand and acknowledges that its performance under the Circulation/Overhead Agreement is a material consideration for Buyer entering into this Agreement and that Seller shall utilize its best efforts to perform in good faith under the terms of that agreement.

                  5.4 ASSIGNMENT OF TRADEMARKS. Part of the Assets consist of trademarks owned by Seller. Seller has executed and delivered in the form attached hereto as EXHIBIT "G" trademark assignments. Seller agrees to execute such further documentation as may be necessary to transfer and assign the trademarks to Buyer.

                  5.5 FURTHER INSTRUMENTS. Sellers will, at the request of Buyer, execute and deliver to Buyer all such further instruments, assignments, assurances and documents as Buyer may reasonably request in connection with the carrying out of this Agreement.

         6.   CONDITIONS PRECEDENT TO THE OBLIGATION OF BUYER TO CLOSE.

         In addition to all obligations of Buyer contained in this Agreement, the obligation of Buyer to close shall be subject to the following conditions precedent:

                  6.1 COMPLIANCE WITH OBLIGATIONS. Fulfillment by Seller of its covenants, obligations and agreements as set forth in this Agreement.

                  6.2 CORRECTNESS OF REPRESENTATIONS. The representations of Seller contained in this Agreement shall be accurate in all material respects on the date when made and shall also be accurate on the Closing Date to the same extent as if made on such date and that all covenants, agreement and conditions required by this Agreement to be performed by Sellers prior to Closing have been performed on or prior to the Closing Date.

                  6.3. DELIVERY OF DOCUMENTS. Execution and delivery of the following documents to Buyer:

                  a. The Personal Services Agreements attached hereto as Exhibit "E".

                  b. The Circulation/Overhead Agreement attached hereto as Exhibit "F".

                  c. The trademark assignment forms attached hereto as Exhibit "G"

                  d. Irrevocable proxies and Irrevocable stock powers attached hereto as Exhibit "C".

                  e.    The Escrow Agreement attached hereto as Exhibit "B"

                  f.    The Asset Purchase Agreement.


         7.   CONDITIONS PRECEDENT TO THE OBLIGATION OF SELLER TO CLOSE.

              In addition to all obligations of Seller contained in this Agreement, the obligation of Sellers to close shall be subject to the following conditions precedent:

                  7.1 CORRECTNESS OF REPRESENTATIONS. The representations and warranties of Buyer contained in this Agreement shall be accurate in all material respects on the Closing Date to the same extent as if made on such date, and that all conditions precedent to Closing to be performed by Buyer shall have been performed.

                  7.2 COMPLIANCE WITH OBLIGATIONS. Fulfillment by Buyer of its covenants, obligations, and agreements as set forth in this Agreement.

                  7.3 DELIVERY OF DOCUMENTS: Execution and Delivery of the following documents:

                        a. The Personal Services Agreements attached hereto as Exhibit "E".

                        b. The Circulation/Overhead Agreement attached hereto as Exhibit "F".

                        c.   The Escrow Agreement attached hereto as
                             Exhibit "B"

                        d.   The Asset Purchase Agreement.

                        e. A certificate representing 15,625 shares of common stock of Buyer.

                  7.4 DELIVERY OF PURCHASE PRICE. Delivery by Buyer of the full Purchase Price as outlined in section 2 herein.

         8.       OTHER AGREEMENTS.

                  8.1 FURTHER ASSURANCES. From time to time, at Buyer's request, whether at or after the Closing and without further consideration, Sellers will execute and deliver such further instruments of assignment, conveyance and transfer as are necessary to transfer full an complete title to the Shares.

                  8.2 MAINTENANCE AND RETENTION OF BOOKS AND RECORDS. For a period of seven years after the Closing Date, the parties shall retain all books or records relating to the Assets, and any party, wishing to dispose or destroy books or records, shall provide not less than sixty days prior written notice to the other parties of such proposed action. If the recipient of such notice desires to obtain any of such documents, it may do so by notifying the other party in writing at any time prior to the scheduled date for such destruction or disposal. Such notice must specify the documents which the requesting party wishes to obtain. The parties shall then promptly arrange for the delivery of such documents. All out-of-pocket costs associated with the delivery of the requested documents shall be paid by the requesting party.

                  8.3 CONFIDENTIALITY. Each party hereto will hold and will cause its consultants and advisors to hold in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of law, all documents and information concerning the other party furnished it by such other party or its representatives in connection with the transactions contemplated by this Agreement (except to the extent that such information can be shown to have been (i) previously known by the party to which it was furnished, (ii) in the public domain through no fault of such party, or (iii) later lawfully acquired from other sources by the party to which it was furnished), and each party will not release or disclose such information to any other person, except its auditors, attorneys, financial advisors, bankers and other consultants and advisors in connection with this Agreement. Each party shall be deemed to have satisfied its obligation to hold confidential information concerning or supplied by the other party if it exercises the same care as it takes to preserve confidentiality for its own similar information. In the event of termination of this Agreement, each party shall use its best efforts to return to the other party all documents and copies thereof received from the other party that contain information subject to the confidentiality requirements of this Section.

         9.   CLOSING DATE AND TERMINATION.

                  9.1 CLOSING. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of the Company at 10:00 o'clock a.m. on the date that the all conditions precedent are satisfied by Buyer and Seller but no later than July 11, 1999.

                  9.2 TERMINATION. This Agreement may be terminated: (i) at any time prior to Closing by mutual consent of all parties, or (ii) by either Buyer or Seller should the party responsible fail to fulfil all conditions precedent prior to the Closing Date unless waived by the non responsible party.

         10. SURVIVAL OF REPRESENTATIONS AND AGREEMENTS. The representations and agreements made herein are true and binding as of the date hereof and shall continue in full force and effect on and after the Closing Date notwithstanding any investigations which may have been made by any of the parties prior thereto.

         11. INDEMNIFICATION. Buyer and Seller shall indemnify and hold harmless each other from any liability, damage, deficiency, loss, cost or expense, including attorney fees and any costs of investigation (being hereafter referred to as "Costs"), arising from or attributable to any breach of any representation, warranty or agreement made by either party herein or in any certificate delivered at the Closing with respect thereto.

         12. EXPENSES. Each party hereto shall bear their own expenses incurred pursuant to this Agreement except as otherwise specifically set forth herein.

         13. ENTIRE AGREEMENT. This Agreement, together with the Schedules and Exhibits referred to herein which are incorporated herein by this reference, and the agreements referred to herein, shall constitute the entire agreement between the parties hereto with respect to the transactions contemplated hereby.

         14. CONSTRUCTION. The parties hereto agree that this Agreement shall be construed in accordance with the laws of the State of Florida without giving effect to its principles of conflicts of laws. The parties irrevocably consent to the jurisdiction of the courts of the state of Iowa or such other place as Buyer has an office at the time of the claim or dispute for resolution of any and all claims and disputes arising out of this Agreement.

         15. INVALID PROVISIONS. If any provision hereof is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable. This Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically by the Company as a part hereof a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and legal, valid and enforceable.

         16. NUMBER AND GENDER OF WORDS. When the context so requires in this Agreement, words of gender shall include either or both of the other genders and the singular number shall include the plural.

         17. ASSIGNMENT. This Agreement shall be binding upon the parties hereto, their successors and assigns, and prior to the Closing Date shall not be assignable without the express written consent of all parties hereto.

         18. AMENDMENTS. This Agreement may be amended only by a written agreement executed by all of the parties hereto.

         19. NOTICES. Any notice, request, instruction, or other document required by the terms of this Agreement, or deemed by any of the Parties hereto to be desirable, to be given to any other Party hereto shall be in writing and shall be given by facsimile, personal delivery, overnight delivery, or mailed by registered or certified mail, postage prepaid, with return receipt requested, to the following addresses:

               To:               "Seller" National Publisher Services, Inc.
                                 9 Bridge Street, Bldg C
                                 Metuchen, NJ 08840

               To:               "Buyer" Internet Sports Network, Inc.
                                 225 Richmond Street West, Suite 403
                                 Toronto, Ontario
                                 Canada M5V 2W1

               With a copy to:   Horwitz & Beam
                                 Two Venture Plaza, Suite 350
                                 Irvine, California  92618
                                 Attention: Patti L. W. McGlasson, Esq.
                                 Fax: 949/453-9416

         The persons and addresses set forth above may be changed from time to time by a notice sent as aforesaid. If notice is given by facsimile, personal delivery, or overnight delivery in accordance with the provisions of this Section, said notice shall be conclusively deemed given at the time of such delivery. If notice is given by mail in accordance with the provisions of this Section, such notice shall be conclusively deemed given seven business days after deposit thereof in the United States mail.

         20. AUTHORITY. Each party executing this Agreement warrants his authority to execute this Agreement.

         21. COUNTERPARTS. This Agreement may be executed in several counterparts and it shall not be necessary for each party to execute each of such counterparts, but when all of the parties have executed and delivered one of such counterparts, the counterparts, when taken together, shall be deemed to constitute one and the same instrument, enforceable against each party in accordance with its terms.

         22. FACSIMILE SIGNATURES. The parties hereto agree that this Agreement may be executed by facsimile signatures and such signatures shall be deemed originals. The parties further agree that within ten days following the execution of this Agreement, they shall exchange original signature pages.

               IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first above written.

"SELLER"                                     "BUYER"

NATIONAL PUBLISHER SERVICES, INC.            INTERNET SPORTS NETWORK, INC.

By:     /s/ MARK HARRIS                      By:    /s/ KEN CREMA
   ----------------------------------           -------------------------------
Its:                                         Its:   Chief Executive Officer
    ---------------------------------